Exhibit 4.1


July 9, 1998



Mr. Roland Frautschi
Chief Financial Officer
Goodrich Petroleum Corporation
333 Texas Street, Suite 1375
Shreveport, LA  71101-2300

Re: Credit Agreement by and between Patrick Petroleum Corporation of Michigan ("Borrower") and Compass Bank-Houston ("Lender"), dated August 16, 1998 (as subsequently, amended, restated, or supplemented, the "Credit Agreement").

Dear Roland:

Effective June 30, 1998, Section 6.11 of the Credit Agreement shall be amended to read as follows:

         "6.11 Consolidated Tangible Net Worth. Permit Consolidated Tangible Net
               -------------------------------
         Worth at any time to be less than $9,000,000.00 plus, for all fiscal quarters ending on or after June 30, 1998, 50% of positive Consolidated Net Income and 100% of all cash equity proceeds, net of expenses incurred in connection with the offering transaction."

The scope of this amendment is expressly limited to the matters addressed herein and these amendments shall not serve as a waiver of any past, present, or future breach, Default, or Event of Default under the Credit Agreement, except to the extent, if any, that any such breach, Default, or Event of Default is remedied by the effect of this amendment.

Please not that all capitalized terms used but not defined herein shall have the meanings attributed thereto in the Credit Agreement.

Kindly acknowledge your agreement and acceptance of the above by initialing page 1 of this document below and executing page 2 of the document in the space provided. Please send a copy of the executed document via facsimile to (713) 968-8292 and forward the signed original to my attention.

Sincerely,
COMPASS BANK

By:  /s/  John Lozano
     -----------------
     John Lozano
     Banking Officer


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Page Two


AGREED TO AND ACCEPTED AS OF THIS 10th DAY OF JULY, 1998:

GOODRICH PETROLEUM COMPANY OF LOUISIANA
GPC, INC. OF LOUISIANA



By:  /s/  Roland Frautschi
     ---------------------
     Roland Frautschi
     Chief Financial Officer